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As filed with the Securities and Exchange Commission on September 17, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLIED MOTION TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Colorado (State or Other Jurisdiction of Incorporation or Organization)	84-0518115 (I.R.S. Employer Identification No.)

23 Inverness Way East, Suite 150
Englewood, Colorado 80112
(303) 799-8520
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

RICHARD D. SMITH, Chief Executive Officer
Allied Motion Technologies Inc.
23 Inverness Way East, Suite 150
Englewood, Colorado 80112
(303) 799-8520
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
JAMES J. TANOUS, Esq.
Jaeckle Fleischmann & Mugel, LLP
Twelve Fountain Plaza, Suite 800
Buffalo, New York 14202
(716) 856-0600

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement until such time that all of the shares registered hereunder have been sold.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock	263,231	$6.40	$1,684,679	$214

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933 and based upon the average of the high and low sales prices of the common stock as reported on the Nasdaq Small Cap Market on September 15, 2004.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion, dated September 17, 2004

PROSPECTUS

ALLIED MOTION TECHNOLOGIES INC.
23 Inverness Way East, Suite 150
Englewood, Colorado 80112
(303) 799-8520

263,231 shares of Common Stock

        All of the shares of common stock covered by this prospectus are issued and outstanding shares that may be offered and sold from time to time by the selling shareholders or by their pledgees, donees, transferees or other successors in interest. Allied Motion Technologies Inc. will not receive any of the proceeds from the sale of these shares. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

        The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The selling shareholders may sell the common stock through ordinary broker transactions, directly to market makers of our shares or through other means described in this prospectus.

        We originally issued all of the shares covered by this prospectus in connection with our acquisition of the business of Premotec Beheer B.V. We are registering the shares pursuant to an agreement between us and Premotec Holding B.V.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "AMOT." On September 15, 2004, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $6.40 per share.

        The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. This prospectus is not an offer to sell or buy any shares in any jurisdiction in which it is unlawful. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS

FORWARD-LOOKING INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS

FORWARD-LOOKING INFORMATION

        We have made forward-looking statements with respect to our financial condition, results of operations and business and on the possible impact of this offering on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described under "Risk Factors" in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements represent our judgment and expectations as of the date of this prospectus. Prospective purchasers should not place undue reliance on these forward-looking statements. We assume no obligation to update any such forward-looking statements.

        In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages 6 to 8 of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission ("SEC") a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

        You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC public reference room at 450 Fifth Street, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (www.sec.gov). We also have a web site (www.alliedmotion.com) through which you may access our SEC filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information contained in documents that we file with it: that means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

        We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the completion of this offering:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004; and

  •
  Our Current Reports on Form 8-K filed with the SEC on February 11, 2004, May 17, 2004, August 26, 2004 and September 16, 2004.

        You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

Allied Motion Technologies Inc.
23 Inverness Way East, Suite 150
Englewood, Colorado 80112
(303) 799-8520

THE COMPANY

        Allied Motion designs, manufactures and sells motion products to a broad spectrum of customers throughout the world primarily for the commercial motor, industrial motion control, and aerospace and defense markets. Our products are in use in an ever-greater number of demanding applications in specialty automotive, HVAC, medical, health-fitness, defense, aerospace, semiconductor manufacturing, fiber optic-based telecommunications, printing, and graphic imaging market sectors, to name a few.

        Five companies form the core of Allied Motion. The companies, Emoteq, Computer Optical Products, Motor Products, Stature Electric and Premotec offer a wide range of standard motors, encoders and drives for original equipment manufacturers (OEM) and end user applications. A particular strength of each company is its ability to design and manufacture custom motion control solutions to meet the needs of its customers.

        Emoteq Corporation in Tulsa, Oklahoma develops and manufactures advanced servo motor and drive solutions. Emoteq has developed specialized, high performance servo solutions. As a result, Emoteq's products are at work in precision equipment applications around the world from semiconductor manufacturing equipment to fuel cell powered vehicles to high performance target tracking systems.

        Computer Optical Products (COPI) in Chatsworth, California solves difficult feedback application problems with innovative optical encoder solutions. Combining their considerable expertise in mechanical, optical, and electronic technologies, COPI's engineers have developed unique encoding solutions for numerous and diverse applications from pre-press imaging equipment to missile seeker heads. Integrating their custom high resolution sine-cosine optical encoders with customers' motor actuators is a particular strength of COPI.

        Motor Products Corporation in Owosso, Michigan has been supplying fractional horsepower DC motors to original equipment manufacturers in a myriad of industries for over sixty years. We acquired Motor Products in July 2002 to further our strategy to become a leading supplier in the motion industry. Motor Products specializes in the design of custom brush DC motors for specific customer applications, and supplies them with uniformly high quality in quantities ranging from tens to the tens of thousands. Motor Products motors are in use worldwide in commercial and industrial applications in HVAC and heat-transfer systems, fans and blowers, pumps, electro-mechanical actuators, and both over-the-road trucks and buses and off-road vehicles.

        Stature Electric in Watertown, New York manufactures fractional and integral horsepower motors, gear motors, and motor part sets. We acquired Stature Electric in May 2004. Significant markets for Stature include commercial products and equipment, healthcare, recreation and non-automotive transportation. Stature's component products are sold throughout North America and in Europe, primarily to original equipment manufacturers that use them in their end products.

        Premotec in Dordrecht, the Netherlands has been manufacturing small precision electric motors for more than thirty years. The products are manufactured at their facility in the Netherlands and at a contract manufacturing facility in Eastern Europe and are sold to original equipment manufacturers (OEM) in Europe and the United States and through distributors to smaller OEM's in many countries of the European Economic Community. Premotec's products are used in a wide variety of industrial, professional and medical applications, such as fuel injection systems, high-density digital tape drives, bar code readers, laser scanning equipment, dialysis equipment, industrial ink jet printers, waste water treatment, cash dispensers, dosing systems for the pharmaceutical industry, textile manufacturing, document handling equipment, studio television cameras, and optical disc drives for the computer industry.

        Our corporate headquarters are located at 23 Inverness Way East, Suite 150, Englewood, Colorado and our telephone number is (303) 799-8520. Our web site is found at www.alliedmotion.com. The information available on, or that can be accessed through our web site is not a part of this prospectus. Unless the context otherwise requires, the terms "Allied Motion," "the Company," "we," "us" and "our" refer to Allied Motion Technologies Inc. and its subsidiaries.

RISK FACTORS

        You should carefully consider the factors described below and other information contained in this prospectus before making a decision to buy any securities registered hereunder. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please refer to "Forward-Looking Information" on page 3.

If we do not successfully integrate our recent acquisitions, we may not realize the expected benefits of the acquisitions.

        There is a significant degree of difficulty and management distraction inherent in the process of integrating Stature Electric, Inc. and Premotec Beheer B.V. with our existing business. These difficulties include the challenge of accomplishing this integration while managing the ongoing operations of each business, the challenge of combining the business cultures of each company, and the need to retain key personnel of our existing business and the acquired business. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the recently acquired businesses and our existing business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our businesses, service existing customers, attract new customers and develop new products. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

        We cannot provide assurance that we will successfully or cost-effectively integrate the Stature Electric, Inc. or Premotec Beheer B.V. acquisitions and our existing business. The failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may not realize the expected cost savings and other benefits from the Stature Electric or Premotec acquisitions.

        We expect to realize cost savings and other financial and operating benefits as a result of the acquisitions of Stature Electric, Inc. and Premotec Beheer B.V. However, we cannot predict with certainty when these cost savings and benefits will occur, or the extent to which they actually will be achieved. Realization of any benefits and savings could be affected by a number of factors beyond our control, including, without limitation, general economic conditions, increased operating costs, the response of competitors and regulatory developments.

We are dependent on our key personnel.

        We are dependent upon the continued contributions of our senior corporate management, particularly Richard Smith, chief executive officer and chief financial officer, Richard Warzala, president and chief operating officer, and certain key employees of Allied Motion for our future success. If Mr. Smith or Mr. Warzala no longer serve in their positions at Allied Motion, our business, as well as the market price of our common stock, could be substantially adversely affected. We cannot assure you that we will be able to retain the services of Mr. Smith or Mr. Warzala or any other members of our senior management or key employees.

We have existing debt and refinancing risks that could affect our cost of operations.

        We have both fixed and variable rate indebtedness and may incur indebtedness in the future, including borrowings under our existing or new credit facilities, to finance possible acquisitions and for general corporate purposes. As a result, we are and expect to be subject to risks normally associated with debt financing including:

  •
  that interest rates may rise;

  •
  that our cash flow will be insufficient to make required payments of principal and interest;

  •
  that any default on our debt could result in acceleration of those obligations;

  •
  that we may be unable to refinance or repay the debt as it becomes due; and

  •
  that any refinancing will not be on terms as favorable as those of the existing debt.

Our operating results could fluctuate significantly.

        Our quarterly and annual operating results are affected by a wide variety of factors that could materially adversely affect revenues and profitability, including:

  •
  competitive pressures on selling prices;

  •
  the timing of customer orders and the deferral or cancellation of orders previously received;

  •
  development of and response to new technologies;

  •
  fulfilling backlog on a timely basis;

  •
  the level of orders received which can be shipped in a quarter; and

  •
  the timing of investments in engineering and development.

        As a result of the foregoing and other factors, we have and may continue to experience material fluctuations in future operating results on a quarterly or annual basis which could materially and adversely affect our business, financial condition, operating results and stock price.

Our operating results depend in part on our ability to contain or reduce costs.

        Our efforts to maintain and improve profitability depend in part on our ability to reduce the costs of materials, components, supplies and labor. While the failure of any single cost containment effort by itself would most likely not significantly impact our results, we cannot give any assurances that we will be successful in implementing cost reductions and maintaining a competitive cost structure.

There is substantial price competition in our industry, and our success and profitability will depend on our ability to maintain a competitive cost and price structure.

        There is substantial price competition in our industry, and our success and profitability will depend on our ability to maintain a competitive cost and price structure. We may have to reduce prices in the future to remain competitive. Also, our future profitability will depend in part upon our ability to continue to improve our manufacturing efficiencies and maintain a cost structure that will enable us to offer competitive prices. Our inability to maintain a competitive cost structure could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain the capital we need to maintain or grow our business.

        Our ability to execute our long-term strategy may depend to a significant degree on our ability to obtain long-term debt and equity capital. We have no commitments for additional borrowings, other than our existing credit facilities, or for sales of equity. We may be unable to obtain future additional financing on terms acceptable to us, or at all. If we fail to comply with certain covenants relating to our indebtedness, we may need to refinance our indebtedness to repay it. We also may need to refinance our indebtedness at maturity. We may not be able to obtain additional capital on favorable terms to refinance our indebtedness.

        The following factors could affect our ability to obtain additional financing on favorable terms, or at all:

  •
  our results of operations;

  •
  general economic conditions and conditions in our industry;

  •
  the perception in the capital markets of our business;

  •
  our ratio of debt to equity;

  •
  our financial condition;

  •
  our business prospects; and

  •
  changes in interest rates.

        In addition, certain covenants relating to our existing indebtedness impose certain limitations on additional indebtedness. If we are unable to obtain sufficient capital in the future, we may have to curtail our capital expenditures and other expenses. Any such actions could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We could incur substantial costs under environmental laws.

        Our operations are subject to laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes and the cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions and third-party claims for property damage and personal injury as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits.

Anti-takeover provisions in our corporate documents may discourage or prevent a takeover.

        Provisions in our articles of incorporation and our by-laws may have the effect of delaying or preventing an acquisition or merger in which we are acquired or a transaction that changes our board of directors. These provisions:

  •
  authorize the board to issue preferred stock without shareholder approval;

  •
  prohibit cumulative voting in the election of directors;

  •
  limit the persons who may call special meetings of shareholders;

  •
  establish advance notice requirements for nominations for the election of directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

  •
  require that, in a vote to approve an acquisition or merger in which the Company is acquired or a transaction that changes the board of directors, the affirmative vote of the holders of two-thirds of the Company's outstanding shares is required, unless the transaction is approved by at least two-thirds of the continuing directors, in which event the provisions require that the affirmative vote of a majority of the holders of the Company's outstanding shares is required.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock by the selling shareholders. All proceeds from the sale of such securities will be solely for the account of the selling shareholders.

SELLING SHAREHOLDERS

        In connection with Allied Motion's acquisition of Premotec, we issued 263,231 shares of our common stock to Premotec's shareholder, which then distributed them to its shareholders and certain of its key employees, who are the selling shareholders named herein. The selling shareholders, including their respective transferees, pledges, donees or successors, may from time to time offer and sell their shares of our common stock acquired in connection with our acquisition of Premotec pursuant to this prospectus.

        The following table sets forth the name of the selling shareholders, the number of shares and percentage of our common stock beneficially owned by the selling shareholders immediately prior to the registration, the number of shares registered and the number of shares and percentage of our common stock to be beneficially owned by the selling shareholders assuming all shares covered by this registration statement are sold. However, because the selling shareholders may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that the selling shareholders may hold at any time hereafter cannot be determined at this time. The last two columns of this table assume that all shares covered by this prospectus will be sold by the selling shareholders and that no additional shares of our common stock are held as of the date hereof or subsequently bought or sold by the selling shareholders.

	Beneficial Ownership Prior to the Registration			Beneficial Ownership After the Shares are Sold(2)
Name			Shares Covered by this Registration Statement
	Number	Percent(1)		Number	Percent(1)
Proforce B.V.	77,915	1.3%	77,915	0	0
Comarc B.V.	63,464	1.0%	63,464	0	0
Isater B.V.	57,688	1.0%	57,688	0	0
Stardech B.V.	27,720	*	27,720	0	0
Harry Cloos	14,283	*	14,283	0	0
Premotec Holding B.V.	5,915	*	5,915	0	0
Willem Mudde	2,998	*	2,998	0	0
Anthonius Mensch	2,014	*	2,014	0	0
Frank van Andel	1,969	*	1,969	0	0
Arie van Vlijmen	1,656	*	1,656	0	0
Josephine Oosterbaan	1,566	*	1,566	0	0
Piet Schmidt	1,566	*	1,566	0	0
Ronald den Hoed	1,343	*	1,343	0	0
Johannes Versluis	1,119	*	1,119	0	0
Catharina Garcia	671	*	671	0	0
A. Luong Ho	448	*	448	0	0
Neeltje Koren	448	*	448	0	0
Augustina Masso	448	*	448	0	0

*
Represents less than 1%

(1)
We have calculated the percentage of issued and outstanding shares of common stock held by the selling shareholders based on 6,054,607 shares of common stock issued and outstanding as of September 2, 2004.

(2)
We have assumed all shares of common stock set forth in this registration statement have been sold.

PLAN OF DISTRIBUTION

        The selling shareholders may resell or redistribute the 263,231 shares of common stock from time to time on any stock exchange or automated interdealer quotation system on which our common stock is listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of the named selling shareholders (including but not limited to persons who receive securities from the named selling shareholders as a gift, distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to "selling shareholders" in this prospectus. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

  •
  block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

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  an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which our common stock is listed;

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  ordinary brokerage transactions and transactions in which the broker solicits purchases;

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  an offering at other than a fixed price on or through the facilities of any stock exchange on which our common stock is listed or to or through a market maker other than on that stock exchange;

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  privately negotiated transactions, directly or through agents;

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  short sales;

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  through the writing of options on the securities, whether or not the options are listed on an options exchange;

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  one or more underwritten offerings;

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  agreements between a broker or dealer and a selling shareholder to sell a specified number of the securities at a stipulated price per share; and

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  any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

        The selling shareholders may also transfer the securities by gift. We do not know of any current arrangements by the selling shareholders for the sale or distribution of the common stock.

        The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares of common stock at a stipulated price per share. If the broker-dealer is unable to sell shares of common stock acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire shares of common stock as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, provided they meet the criteria and conform to the requirements of Rule 144, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

        From time to time, the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be a selling shareholder. The number of a selling shareholder's securities offered under this prospectus will decrease as and when it takes such actions. In addition, the selling shareholders may, from time to time, sell the common stock short, and, in those instances, this prospectus may be delivered in connection with the short sales and the common stock offered under this prospectus may be used to cover short sales.

        The selling shareholders may be, and any underwriters, brokers, dealers or agents that participate in the distribution of the securities are, deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

        The selling shareholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling shareholders, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling shareholders may enter into option or other transactions with broker-dealers that involve the delivery of the common stock covered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling shareholders may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged securities covered hereby.

        The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934 and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of the common stock by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the securities.

        We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered hereby.

        We will supply the selling shareholders and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act of 1933 in connection with any resale or redistribution by the selling shareholders, we will file a prospectus supplement setting forth:

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  the aggregate number of shares to be sold;

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  the purchase price;

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  the public offering price;

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  if applicable, the names of any underwriter, agent or broker-dealer; and

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  any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

        If a selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

        A selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.

        The selling shareholders will pay any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other reasonable costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration and filing fees, all national securities exchange or automated quotation system application and filing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

        Set forth below is a description of our capital stock. The following statements are brief summaries of, and are subject to the provisions of, our articles of incorporation and bylaws and the relevant provisions of the Colorado Business Corporation Act.

Authorized Capitalization

        Our capital structure consists of 50,000,000 authorized shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, $1 par value per share. As of September 2, 2004, an aggregate of 6,054,607 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our common stock is currently listed on the Nasdaq Small Cap Market under the symbol "AMOT."

Voting Rights

        Except as otherwise provided for any series of our preferred stock, all voting rights are vested in the holders of our common stock. Each holder of our common stock has one vote for each share held on each matter to be voted on by the shareholders of Allied Motion. There is no cumulative voting in the election of directors.

Dividends

        After all accumulated and unpaid dividends required to be paid upon any shares of preferred stock for all previous dividend periods have been paid or set apart, and after or concurrently with the setting aside of any and all amounts then required to be set aside for any sinking fund obligation, then dividends may be declared upon and paid to the holders of our common stock.

Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation or dissolution, after payment in full of all amounts required to be paid to the holders of the preferred stock, the holders of our common stock are entitled to share ratably in all remaining assets of Allied Motion.

Relationship to Preferred Stock

        The rights of a holder of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. Our board of directors has the authority to divide any or all of the shares of preferred stock into, and to authorize the issuance of, one or more series of preferred stock. Before issuance of shares of each series, our board of directors is required to fix for each such series, subject to the provisions of Colorado law and our articles of incorporation, the powers, designations, preferences and other special rights of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the board of directors.

Transfer Agent

        The registrar and transfer agent for shares of our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

        The validity of the securities to be offered by this prospectus and certain other legal matters have been passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

EXPERTS

        The consolidated financial statements and schedules of Allied Motion Technologies Inc. and subsidiaries as of December 31, 2003 and 2002, and for the year ended December 31, 2003, the six-month period ended December 31, 2002 and for each of the years in the two-year period ended June 30, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements as of December 31, 2003 and 2002, and for the year ended December 31, 2003, the six-month period ended December 31, 2002 and for each of the years in the two-year period ended June 30, 2002 refers to the adoption of Statements of Financial Accounting Standards No. 141 Business Combinations and No. 142 Goodwill and Other Intangibles, effective July 1, 2002.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses in connection with the issuance and distribution of the securities. All amounts shown are estimated except the Securities and Exchange Commission registration fee.

Filing and Registration Fees	$214
Legal Fees and Expenses	10,000
Accounting Fees and Expenses	7,500
Miscellaneous Expenses	1,286

Total	$19,000

Item 15. Indemnification of Directors and Officers.

        Section 7-108-402 of the Colorado Business Corporation Act ("CBCA") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. Our articles of incorporation provide eliminating a director's liability, except to the extent such exemption from liability is not permitted by the statute.

        Section 7-109-103 of the CBCA provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, an officer, and agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of or to hold any similar position with, another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. Our articles of incorporation do not contain any such limitation, and provide that we must indemnify such persons satisfying the standards under this provision of the CBCA.

        Section 7-109-102 of the CBCA provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding. Our bylaws require us to indemnify such individuals in the circumstances permitted by the statute.

        Under Section 7-109-107 of the CBCA, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. Our bylaws require us to indemnify and advance expenses to any officer of the Company or any of its subsidiaries and any general manager of any division of the Company who is not a director to the maximum extent permitted by the statute consistent with public policy, and may indemnify and advance expenses to any other officer, employee or agent of the Company who is not a director to any extent permitted by the statute consistent with public policy as determined by the Board of Directors.

        We have also entered into indemnification agreements with our directors to indemnify them and to advance expenses to the fullest extent permitted by law. In addition, the agreement provides that no claim or cause of action may be asserted by us against such director after the expiration of one year from the date the director ceases to be a director. We have also agreed to maintain directors' and officers' liability insurance, subject to certain limitations.

        The above discussion of our articles of incorporation, bylaws, the CBCA and the indemnification agreements is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 16. Exhibits.

Exhibit Number	Description
3.1	Restated Articles of Incorporation filed with the Colorado Secretary of State on November 13, 1989 (filed herewith).
3.2	Amendment to Articles of Incorporation filed with the Colorado Secretary of State on September 29, 1993 (filed herewith).
3.3	Amendment to Articles of Incorporation filed with the Colorado Secretary of State on October 31, 2002 (filed herewith).
3.4	By-laws of the Company, amended and restated as of July 21, 2004 (filed herewith).
5	Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered (filed herewith).
23.1	Consent of KPMG LLP (filed herewith).
23.2	Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5 above).
24	Powers of Attorney (included on signature page).

Item 17. Undertakings.

          (a)   The undersigned Registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on September 17, 2004.

ALLIED MOTION TECHNOLOGIES INC.
By:	/s/ RICHARD D. SMITH Richard D. Smith Chief Financial Officer

POWERS OF ATTORNEY

        KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Eugene E. Prince or Richard D. Smith his true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EUGENE E. PRINCE Eugene E. Prince	Chairman of the Board	September 17, 2004
/s/ RICHARD D. SMITH Richard D. Smith	Director, Chief Executive Officer and Chief Financial Officer	September 17, 2004
/s/ DELWIN D. HOCK Delwin D. Hock	Director	September 17, 2004
/s/ GRAYDON D. HUBBARD Graydon D. Hubbard	Director	September 17, 2004
/s/ GEORGE J. PILMANIS George J. Pilmanis	Director	September 17, 2004
/s/ MICHEL M. ROBERT Michel M. Robert	Director	September 17, 2004